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                                                                    Exhibit 99.1

                          PROXY SOLICITED ON BEHALF OF
                THE BOARD OF DIRECTORS OF BAY VIEW CAPITAL CORP.
                      FOR A SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD _________, 2006

      The undersigned shareholder of Bay View Capital Corporation, ("BVCC") hereby appoints Robert B Goldstein, Charles G. Cooper and John W. Rose, and each or either of them, my (our) true attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all shares of common stock of BVCC that the undersigned would be entitled to vote at the special meeting of shareholders to be held at _______________________ on _________________ at 10:00
a.m., local time, and at any adjournment, postponement or continuation thereof, as fully as the undersigned could if personally present. The undersigned hereby directs that this proxy be voted as specified on the reverse side.

      THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE SPECIAL MEETING. IF NO CHOICE IS INDICATED ON THE REVERSE SIDE HEREOF, SUCH SHARES WILL BE VOTED FOR THE PROPOSALS. IF A CHOICE IS MADE, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE CHOICE SO INDICATED.

      This appointment of proxy confers certain discretionary authority described in the proxy statement/prospectus. A majority of said attorneys and appointments of proxy present at the special meeting (or if one shall be present, then that one) may exercise all the powers hereunder.

      The board of directors recommends a vote FOR the proposals. Please sign and date on reverse side.

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                                    PROPOSALS

1. Proposal to approve and adopt the Agreement and Plan of Merger dated as of October 26, 2005 between Bay View Capital Corporation and Great Lakes Capital, Inc. and approve the merger and other transactions contemplated by the Agreement and Plan of Merger.

      [  ]  FOR                 [  ]  AGAINST              [  ]  ABSTAIN

2. Proposal to approve the Stock Purchase Agreement dated as of November 7, 2005 among AmeriCredit Financial Services, Inc., Bay View Capital Corporation and Bay View Acceptance Corporation, and approve the sale of BVAC and other transactions contemplated by the Stock Purchase Agreement.

      [  ]  FOR                 [  ]  AGAINST              [  ]  ABSTAIN

3. Proposal to approve and adopt the amendments to BVCC's certificate of incorporation to establish restrictions on transfers of BVCC common stock by persons who are or who would become the owners of 5% or more of BVCC's common stock.

      [  ]  FOR                 [  ]  AGAINST              [  ]  ABSTAIN

4. Upon such other matters as may properly come before our special meeting or any adjournment, postponement or continuation of our special meeting.

                                  Signature(s) ________________________________

                                              Dated _____________________, 2006

      Please sign exactly as your name appears on this proxy. When signing as attorney, executor, administrator, guardian or corporate official, your title should be stated. If shares are held jointly, each holder should sign.